Greektown Superholdings 8-K

Exhibit 99.1
FOR IMMEDIATE RELEASE
April 9, 2013

Greektown Superholdings, Inc. Announces Entry into Definitive Stockholders Agreement with Athens Acquisition LLC

DETROIT, April 8, 2013– Greektown Superholdings, Inc. (“Greektown” or the “Company”) today announced that the Company and Athens Acquisition LLC entered into a definitive Stockholders Agreement (the “Stockholders Agreement”) with Athens Acquisition LLC (“Athens”), an entity owned by Daniel Gilbert. The Stockholders Agreement memorializes the final negotiated terms of the previously announced binding term sheet executed by the Company and Athens on March 18, 2013 and will become effective when Athens consummates certain transactions to purchase a majority of Greektown’s shares under its existing contracts.  Athens’ consummation of such transactions is subject to approval by the Michigan Gaming Control Board.  Today, the Stockholders Agreement was approved unanimously by the Company’s Board of Directors, following  the unanimous recommendation of the Special Committee of the Board of Directors.  The Special Committee was formed in January 2013 to evaluate Athens’ January 16, 2013 offer to acquire shares of the Company and to assess the Company’s other strategic alternatives.

Pursuant to the Stockholders Agreement, Athens has agreed to provide certain minority rights and protections to the non-Athens stockholders of the Company.

Liquidity Rights

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The Stockholders Agreement provides that from the date that Athens acquires control of the Company until the later to occur of (i) December 31, 2013 and (ii) six months after Athens has acquired control of the Company, Athens will grant all non-Athens stockholders of the Company at least two opportunities for liquidity at $90 per share on an unconverted basis.

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The two opportunities for liquidity may be provided by any means, including by merger or otherwise, so long as the economic result is the same.  If effected through a merger, Athens must permit any non-Athens stockholders the right to elect to receive either cash or securities in the surviving entity.

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In order to participate in any liquidity event under the Stockholders Agreement, Standard General Fund L.P. and certain affiliated funds and Brigade Leveraged Capital Structures Fund Ltd. must first execute an Investor Rights Agreement whereby each will:

o	provide a release of all existing claims against Athens and its affiliates and the Company and its affiliates; and

o
in addition to the liquidity rights provided by the Stockholders Agreement, receive a right to put its shares to Athens at $90 per share on an unconverted basis until the later to occur of (i) December 31, 2013 and (ii) six months after Athens has acquired control of the Company.

Governance

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Minority Director Representation.  The Stockholders Agreement provides that there must be at least two independent directors on the Company’s Board of Directors until the time that Athens has acquired 90% of each class of Company securities, at which time Athens is obligated to cause the Company to effect a short-form merger under Delaware law.

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Minority Independent Director Consent Rights.  One of the independent directors (the “Minority Independent Director”) will be tasked with protecting the non-Athens stockholders through the exercise of certain consent rights over the following actions:

o	the Company’s entry into certain related-party transactions;

o	changes to the Company’s and its subsidiaries’ organizational documents which changes would disproportionately and adversely affect the non-Athens stockholders of the Company; and

o	issuances of Company securities in connection with any joint venture or strategic partnership entered into by the Company.

Tag-Along and Preemptive Rights

•	Pursuant to the Stockholders Agreement, all non-Athens stockholders will be granted:

o	“tag-along” rights on certain sales of Company securities by Athens; and

o	preemptive rights over certain equity issuances by the Company and debt issuances by the Company to Athens or its affiliates.

U.S. Securities and Exchange Commission Registration

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Athens has also agreed to cause the Company to continue as a U.S. Securities and Exchange Commission registrant unless and until Athens effects a short-form merger, except with the prior approval of the Minority Independent Director.

Term

•	The Stockholders Agreement terminates upon the earliest to occur of:

o	Athens and the Company effectuating a short-form merger;

o	the consummation of a sale or transfer of Company securities whereby neither Athens nor any of its affiliates beneficially owns a majority of Company securities; and

o	the time when all Company securities are owned by Athens and/or its affiliates.

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About Greektown Superholdings, Inc.
Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Brizola, The Market District, Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, including the risks that the specified minimum ratio of EBITDA to fixed charges required by the MGCB cannot be maintained and that the MGCB takes regulatory action which has a material adverse impact on the company and the risk that such regulatory action causes events of default under its outstanding debt. Many of these risks, uncertainties and contingencies are beyond Greektown’s control. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:
Truscott Rossman
John Truscott
517-487-9320
jtruscott@truscottrossman.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President, Chief Financial Officer and Treasurer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com